Exhibit 99

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES SECOND QUARTER 2010 RESULTS
CHICAGO, July 30, 2010 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the second quarter of 2010 of $28.6 million, or $0.64 per diluted share, compared to $22.2 million, or $0.50 per diluted share, for the same period in 2009.
For the six months ended June 30, 2010, net income was $49.4 million, or $1.11 per diluted share, compared to $43.0 million, or $0.97 per diluted share, for the same period in 2009.
Highlights included:
•	Favorable loss reserve development of $9.0 million in the current quarter.

•	A combined ratio of 73.5% in the quarter and 78.1% for the six months ended June 30, 2010.

•	Operating cash flow of $39.8 million in the quarter and $66.1 million in the first half of the year.

•	Book value per share of $22.34 at June 30, 2010, an increase of 7.1% from December 31, 2009.
“We are again pleased to report very strong earnings this quarter,” said John F. Welch, President and Chief Executive Officer. “The favorable reserve release reflects the continuation of favorable claim trends in older accident years. Our loss estimates for the more recent accident years continue to reflect the challenges facing the construction industry. Despite these challenges, we remain confident that we have the expertise, tools, and financial strength to successfully navigate this difficult environment.”

	Gross Written Premium(in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Contract	$74,892	$76,129	$143,349	$143,484
Commercial	32,622	33,438	67,843	68,416
Fidelity and other	7,433	7,267	16,282	16,059

	$114,947	$116,834	$227,474	$227,959

For the quarter ended June 30, 2010, gross written premiums decreased 1.6% as compared to the quarter ended June 30, 2009. For the six months ended June 30, 2010, gross written premiums decreased 0.2% as compared to the six months ended June 30, 2009.

Contract surety gross written premiums decreased 1.6% in the second quarter of 2010 compared to the same period in 2009. This decrease was due to lower demand resulting from fewer new construction projects, partially offset by an increase in premiums assumed under international reinsurance contracts. For the first six months of 2010, gross written premiums for contract surety remained relatively flat compared to the same period in 2009.
Commercial surety gross written premiums decreased 2.4% in the second quarter of 2010 compared to the same period in 2009. For the first six months of 2010, gross written premiums for commercial surety decreased 0.8% compared to the same period in 2009. These decreases reflect a modest decline in the small commercial market, partially offset by selective growth in the corporate commercial market.

	Net Written Premium(in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Contract	$69,424	$70,127	$132,737	$131,152
Commercial	31,887	32,721	66,385	66,923
Fidelity and other	7,433	7,267	16,282	16,059

	$108,744	$110,115	$215,404	$214,134

For the quarter ended June 30, 2010, net written premiums decreased 1.2% as compared to the quarter ended June 30, 2009, reflecting the decrease in gross written premiums, partially offset by lower reinsurance costs. For the six months ended June 30, 2010, net written premiums increased 0.6% as compared to the six months ended June 30, 2009, reflecting lower reinsurance costs, partially offset by decreased gross written premiums.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Loss ratio(1)	20.5%	29.3%	24.7%	29.3%
Expense ratio	53.0%	52.9%	53.4%	53.3%

Combined ratio(1)	73.5%	82.2%	78.1%	82.6%

The loss ratios for the three and six months ended June 30, 2010 reflect favorable loss reserve development on prior accident years of $9.0 million, an impact of 8.6 and 4.4 percentage points for the three and six months ended June 30, 2010, respectively. Negligible revisions of prior year reserves had no impact on the loss ratio for the three and six months ended June 30, 2009.

Net investment income was $12.8 million and $12.6 million for the three months ended June 30, 2010 and 2009, respectively, and $26.2 million and $24.8 million for the six months ended June 30, 2010 and 2009, respectively. This increase reflects the impact of higher overall invested assets, partially offset by lower yields. The annualized pre-tax yields were 3.9% and 4.3% for the three months ended June 30, 2010 and 2009, respectively, and 4.0% and 4.3% for the six months ended June 30, 2010 and 2009, respectively.
Net realized investment gains were $0.7 million and $1.1 million for the three and six months ended June 30, 2010, respectively, compared to negligible net realized investment losses for the three and six months ended June 30, 2009.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on July 30, 2010. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-946-0783. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=70817 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on July 30th until 1:00 p.m. (EDT) on August 13, 2010 by dialing 888-203-1112, pass code 2674011, or over the Internet at the foregoing websites.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
# # #
- Chart Follows—

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating Results:

Gross written premiums	$114,947	$116,834	$227,474	$227,959

Net written premiums	$108,744	$110,115	$215,404	$214,134

Revenues:
Net earned premiums	$105,214	$105,695	$203,466	$206,846
Net investment income	12,787	12,577	26,164	24,823
Net realized investment gains (losses)	738	(47)	1,061	(113)

Total revenues	$118,739	$118,225	$230,691	$231,556

Expenses:
Net losses and loss adjustment expenses(1)	$21,596	$30,975	$50,177	$60,563
Net commissions, brokerage and other underwriting expenses	55,805	55,917	108,593	110,195
Interest expense	291	359	572	777

Total expenses	$77,692	$87,251	$159,342	$171,535

Income before income taxes	41,047	30,974	71,349	60,021

Income tax expense	12,422	8,807	21,919	16,990

Net income	$28,625	$22,167	$49,430	$43,031

Basic earnings per common share	$0.65	$0.50	$1.12	$0.97

Diluted earnings per common share	$0.64	$0.50	$1.11	$0.97

Basic weighted average shares outstanding	44,307	44,251	44,294	44,229

Diluted weighted average shares outstanding	44,477	44,412	44,447	44,394

(1)	See note to Press Release Investor Data.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Cash Flow Data:

Net cash provided by operations	$39,751	$31,513	$66,063	$65,165

Consolidated Balance Sheet Data:	June 30,	December 31,
	2010	2009

Invested assets and cash	$1,409,199	$1,322,654
Intangible assets, net	138,785	138,785
Total assets	1,810,018	1,709,035

Insurance reserves	699,050	653,899
Debt	30,930	30,930
Total stockholders’ equity	990,170	923,084

Book value per share	$22.34	$20.85

Outstanding shares	44,313	44,268

Note to Press Release Investor Data

(1)	Includes the effect of re-estimates of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $9.0 million, or 8.6 percentage points, and $9.0 million, or 4.4 percentage points, for the three and six months ended June 30, 2010, respectively. Negligible revisions of prior year reserves had no impact on the loss ratio for the three and six months ended June 30, 2009.